Exhibit 99.1

Email from Larry Prior to All CSRA Employees

Just a few moments ago, we announced that we have entered into an agreement to be acquired by General Dynamics. Once the transaction is complete, CSRA will be combined with GDIT, led by Amy Gilliland.

The offerings of CSRA and GDIT are an excellent fit with each other, complementing and enhancing each other’s strengths, including IT services, cybersecurity, and professional services. The two companies share similar values, including a relentless commitment to our people, customers, and the mission of government, collaborating with one another to deliver flawlessly. Both companies uphold an ethos of high integrity, rooted in honesty and compassion.

As an integral part of this combined company, you will have even more opportunity to grow your career as we add to our technological capabilities and program portfolio.

With approximately 26,000 employees, GDIT serves customers across the government space, with particular strength in the defense, intel, and health sectors. Much like CSRA, GDIT has a strong reputation for focusing on customer intimacy and delivering flawlessly.

This transaction marks a large investment by General Dynamics (99,900 employees, $31 billion in annual revenue, $63 billion market cap) in the business of next-gen IT solutions, demonstrating their excitement about our talent, our growth engine, and our service delivery model. Together, we will have greater scale to go after the largest programs. With our combined talents, we will develop the best in next-gen technologies to support the citizen, the civil servant, and the warfighter.

The transaction is expected to be completed in the first half of 2018. In the meantime, I ask each of you to remain focused on continuing to serve our customers. And, during this interim period, we are required to operate as separate companies.

At Noon Eastern Time on Tuesday, we’ll be holding an all-hands Town Hall to share more information, and I have invited Amy to join us.

When the acquisition is final, and integration efforts can begin, you will hear more about the important roles everyone has to play to ensure our companies come together seamlessly.

This is a momentous step in our continuing journey, made possible only by the relentless commitment of all our employees. I know that, working together, we will continue to “Think Next. Now.”

- Larry

Town Hall Access Details

The live event will take place in the EBC Theater at CSRA’s Falls Church headquarters: 3170 Fairview Park Drive, Falls Church, VA, 22042.

Attend Online: This event is a live video stream and can be accessed from any internet-enabled device. Please follow the system test instructions provided in the registration confirmation email! A replay will be available immediately after the call.

Special Note About Dial Ins

•	Program/Project Managers, if your team works on a secure site and cannot access the virtual platform due to internet restrictions, contact communications@csra.com for further direction.

•	If you are deaf and need dial-in details, contact communications@csra.com.

Important Information for Investors and Stockholders

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer to purchase shares of CSRA common stock will only be made pursuant to an offer to purchase and related tender offer materials. At the time the tender offer is commenced, Red Hawk Enterprises Corp., a wholly-owned subsidiary of General Dynamics (“Merger Sub”), and General Dynamics will file a tender offer statement on Schedule TO and thereafter CSRA will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the tender offer. The tender offer materials (including the offer to purchase, a related letter of transmittal and other tender offer documents) and the Solicitation/Recommendation statement on Schedule 14D-9 will contain important information and CSRA stockholders are urged to read these documents carefully when they become available before making any decision regarding tendering their shares of CSRA common stock. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free on CSRA’s website at www.CSRA.com.

In connection with the potential merger, CSRA would expect to file a proxy statement with the SEC, as well as other relevant materials in connection with the proposed transaction pursuant to the terms of the Agreement and Plan of Merger dated February 9, 2018, among General Dynamics, Merger Sub and CSRA. The materials to be filed by CSRA will be made available to CSRA’s investors and stockholders at no expense to them and copies may be obtained free of charge on CSRA’s website at www.CSRA.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov. Investors and stockholders of CSRA are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they contain important information about the merger and the parties to the merger.

CSRA and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of CSRA stockholders in connection with the proposed merger under SEC rules. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of CSRA’s executive officers and directors in the solicitation by reading CSRA’s proxy statement for its 2017 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended March 31, 2017, and the proxy statement and other relevant materials that will be filed with the SEC in connection with the merger when they become available. Information concerning the interests of CSRA’s participants in the solicitation, which may, in some cases, be different than those of CSRA’s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. By their nature, forward-looking statements involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future, and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of CSRA’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing.

The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the tender offer and the merger; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of CSRA’s stockholders tendering their shares in the tender offer; (iv) the possibility that competing offers or acquisition proposals for CSRA will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement and Plan of Merger dated February 9, 2018, among General Dynamics, Merger Sub and CSRA, including in circumstances that would require CSRA to pay a termination fee or other expenses; (vii) the effect of this communication or the pendency of the proposed transaction on CSRA’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from CSRA’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in CSRA’s filings with the SEC, including its Form 10-K for the fiscal year ended March 31, 2017 and any subsequent Form 10-Qs, as well as the Tender Offer Statement on Schedule TO and other tender offer documents that will be filed by Merger Sub and General Dynamics. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. CSRA expressly disclaims any intent or obligation to update, supplement or revise publicly these forward-looking statements except as required by law.